Table of Contents

Statement of Financial Position		3
Statement of changes in shareholders' equity		3
Statement of cash flows		4
1.	OPERATING CONTEXT	5
2.	BASIS OF PREPARATION	5
3.	CASH AND CASH EQUIVALENTS	6
4.	SHAREHOLDERS' EQUITY	6
5.	SUBSEQUENT EVENTS	6

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Statement of Financial Position as of June 30, 2021

In Brazilian Reais

Asset	Note	June 30, 2021
Current
Cash	3	10

Total Assets		10

Liabilities and Shareholders' Equity	Note	June 30, 2021

Share Capital	4	10
Equity		10

Total liabilities and Shareholders' Equity		10

Statement of Financial Position

Statement of Changes in Equity as of June 30, 2021

In Brazilian Reais

		Share Capital
	Note	Subscribed	To be paid in	Equity Net

As of June 28, 2021		-	-
Share capital payment	4	100	(90)	10
As of June 30, 2021		100	(90)	10

The notes are an integral part of the interim financial statements.

Statement of changes in shareholders' equity

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Statement of cash flows for the period from June 28 (date of incorporation) to June 30, 2021

In Brazilian Reais

Period from June 28, 2021, to June 30, 2021
Cash flow from operating activities
Loss before income tax and social contribution	-

Share capital payment	10
Cash used in investing activities	10

Increase in cash and cash equivalents	10

Cash and cash equivalents at the beginning of the period	-

Cash and cash equivalents at the end of the period	10

The notes are an integral part of the interim financial statements.

Statement of cash flows

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1.	OPERATING CONTEXT

Omega Energia S.A. (“Company”, formerly NK 124 Empreendimentos e Participações S.A.) is a closely held corporation with its principal place of business in São Paulo (São Paulo), at Elvira Ferraz, No. 68, 12th floor, conjunto 123 e 124, Bairro Vila Olímpia.

The Company was incorporated on June 28, 2021, under the corporate name NK 124 Empreendimentos e Participações S.A.

The Company has the following business purpose: (a) interests and development, directly or through a joint venture, consortium, or any other company in which the Company has an interest, of renewable electric power assets, including, but not limited to, small hydroelectric power plants centers (PCH), wind farms (CGE), solar power plants (CGS), and biomass-fired thermoelectric power plants (UTE), as well as companies that are currently selling electric power and energy efficiency; (b) the interest in other companies as partner, shareholder, or quotaholder, in Brazil or abroad; and (c) ancillary activities necessary to fulfill the Company's corporate purpose.

The Company did not carry out commercial operations in the period from June 28 (date of incorporation) to June 30, 2021, therefore, the statements of income and comprehensive income for this period are not presented. As of June 30, 2021, the Company has no shareholding interest in other companies or assets of any other nature.

2.	BASIS OF PREPARATION

2.1 Compliance representation

The Company's interim financial statements were prepared and presented in accordance with accounting practices adopted in Brazil, which comprise the rules of the Brazilian Securities Commission (CVM) and the pronouncements of the Accounting Pronouncements Committee (CPC), and the rules of international accounting standards issued by the IASB (IFRS).

2.2 Basis of presentation, statement of relevance, and continuity

The interim financial statements were prepared based on historical cost and adjusted to represent the fair value of financial instruments measured at fair value through profit or loss, when applicable.

All relevant information specific to the interim financial statements, and only them, are being evidenced and correspond to those used by the Management in the management of the Company's activities, in accordance with Technical Guideline OCPC 07.

Management assessed the Company's ability to continue operating normally and is convinced that the companies have the resources to continue their business in the future. Moreover, Management is not aware of any material uncertainty that could generate significant doubts about its capability of continuing to operate. Therefore, these interim financial statements were prepared based on the continuity assumption.

The issuance of these interim financial statements was authorized by the Management, on September 24, 2021. Subsequent events were evaluated up to the date the interim financial statements were authorized by the Management.

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2.3 Functional and presentation currency

The interim financial statements are measured using the currency of the main economic environment in which the entity operates ("functional currency"), which, in the case of Omega, is the Brazilian real ("BRL" or "R$"). The interim financial statements are presented in thousands of BRL, unless otherwise indicated.

2.4 Financial instruments

The Company recognizes its assets at fair value upon initial recognition, and subsequently measures at amortized cost, at fair value, through other comprehensive income, or at fair value through profit or loss, based on the business model for managing its assets and characteristics of contractual cash flow of the financial asset. As of June 30, 2021, the only financial asset is cash and cash equivalents and was classified as amortized cost.

3.	CASH AND CASH EQUIVALENTS

Cash and cash equivalents are maintained for the purpose of meeting commitments with cash, banks, and financial investments, with an original maturity of fewer than 90 days from the date of contracting, which are subject to an insignificant risk of change in their value, the which are recorded at cost, plus income earned through the balance sheet dates, which do not exceed their market or payment value.

Cash and cash equivalents position as of June 30, 2021:

June 30 2021
Cash and cash equivalents	10
10

4.	SHAREHOLDERS' EQUITY

The subscribed share capital as of June 30, 2021, is BRL 100, of which BRL 90 is to be paid in, represented by 100 common, nominative shares with no par value.

5.	SUBSEQUENT EVENTS

5.1 Change of the corporate name

On September 16, 2021, the change in the Company's corporate name was approved, which was renamed Omega Energia S.A.

5.2 Corporate restructuring

At a meeting of the Board of Directors held on September 24, 2021, the strategy of reorganization, consolidation, and expansion of the operations of the Omega Group, formed by Omega Energia S.A., Omega Geração S.A., and Omega Desenvolvimento S.A., was analyzed and approved, through the consolidation of their respective operations under the same holding by entering into an investment agreement establishing the terms and conditions of the Reorganization ("Reorganization").

The Reorganization is subject to the approval of the registration request of Omega Energia S.A., given that, once such approval is obtained, the Reorganization will be carried out through the following events:

(i)	the shareholders of Omega Geração S.A. ("Omega Geração") shall contribute the shares issued by the company held by them through the share capital increase in the Company;
(ii)	the shareholders of Omega Comercializadora de Energia S.A. ("Omega Comercializadora") shall contribute the totality of the shares issued by the company held by them through the share capital increase in the Company;
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(iii)	the shareholders of Omega Desenvolvimento de Energia 4 S.A. ("Omega Desenvolvimento 4") shall contribute the totality of the shares issued by the company held by them through the share capital increase in the Company;
(iv)	the shareholders of Assuruá 5 Holding Energia S.A. ("Assuruá V") shall contribute the totality of the shares issued by the company held by them through the share capital increase in the Company;
(v)	the quotaholders of Omega Desenvolvimento Comercializadora de Energia Ltda. (“Omega Desenvolvimento Comercializadora”) shall contribute the shares issued by the company held by them through the share capital increase in the Company; and
(vi)	The shareholders of Omega Desenvolvimento De Energia 1 S.A., ("OD1") shall make the contribution of certain selected assets ("ongoing projects") held by them through the share capital increase in the Company.

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A free translation from Portuguese into English of Independent auditor’s report on interim financial statements prepared in Brazilian currency in accordance with the accounting practices adopted in Brazil and the International Financial Reporting Standards (IFRS) issued by the International Accounting Standards Board (IASB)

Independent auditor’s report on interim financial statements

To the Shareholders, Board of Directors and Officers of

Omega Energia S.A.

(formerly NK 124 Empreendimentos e Participações S.A.)

São Paulo – SP

Opinion

We have audited the interim financial statements of Omega Energia S.A. (“Company”) which comprise the statement of financial position as at June 30, 2021, and the statements, of changes in equity and of cash flows for the period from June 28 (date of incorporation) to June 30, 2021, and notes to the financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying interim financial statements present fairly, in all material respects, the financial position of the Company Group as at June 30, 2021, and its financial performance and cash flows for the period from June 28 (date of incorporation) to June 30, 2021 in accordance with the accounting practices adopted in Brazil and the International Financial Reporting Standards (IFRS) issued by the International Accounting Standards Board (IASB).

Basis for opinion

We conducted our audit in accordance with Brazilian and International Standards on Auditing. Our responsibilities under those standards are further described in the Auditor’s responsibilities for the audit of the interim financial statements section of our report. We are independent of the Company in accordance with the relevant ethical principles set forth in the Code of Professional Ethics for Accountants and the professional standards issued by Brazil’s National Association of State Boards of Accountancy (CFC) and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Other information accompanying the interim financial statements and the auditor’s report

Management is responsible for such other information, which comprise the Management Report.

Our opinion on the interim financial statements does not cover the Management Report and we do not express any form of assurance conclusion thereon.

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In connection with our audit of the interim financial statements, our responsibility is to read the Management Report and, in doing so, consider whether this report is materially inconsistent with the interim financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated. If, based on the work we have performed, we conclude that there is a material misstatement of the Management Report, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of management and those charged with governance for the interim financial statements

Management is responsible for the preparation and fair presentation of the interim financial statements in accordance with the accounting practices adopted in Brazil and with the International Financial Reporting Standards (IFRS) issued by the International Accounting Standards Board (IASB), and for such internal control as management determines is necessary to enable the preparation of financial statements that are free of material misstatement, whether due to fraud or error.

In preparing the interim financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Group or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Group’s financial reporting process.

Auditor’s responsibilities for the audit of the interim financial statements

Our objectives are to obtain reasonable assurance about whether the interim financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not a guarantee that an audit conducted in accordance with Brazilian and International Standards on Auditing will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

As part of an audit in accordance with Brazilian and International Standards on Auditing, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•	Identified and assessed the risks of material misstatement of the interim financial statements, whether due to fraud or error, designed and performed audit procedures responsive to those risks, and obtained audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.
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•	Obtained an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control.

•	Evaluated the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•	Concluded on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the interim financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Group to cease to continue as a going concern.

•	Evaluated the overall presentation, structure and content of the financial statements, including the disclosures, and whether the interim financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with those charged with governance regarding, among other matters, the scope and timing of the planned audit procedures and significant audit findings, including deficiencies in internal control that we may have identified during our audit.

São Paulo, September 24, 2021

ERNST & YOUNG

Auditores Independentes S.S.

CRC-2SP034519/O-6

/s/ Alessandra Aur Raso

Alessandra Aur Raso

Accountant CRC-1SP248878/O-7

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